 Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

DROPCAR, INC.,

ABC MERGER SUB, INC.,

AND

AYRO, INC.

Dated as of December 19, 2019

Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	Form of Company Voting Agreement
Exhibit B-2	Form of Parent Voting Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Lock-up Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	[Reserved]
Exhibit G-1	Form of Amended and Restated Parent Certificate of Incorporation
Exhibit G-2	Form of Amended and Restated Parent Bylaws
Exhibit H	Parent Asset Purchase Agreement
Exhibit I	Form of FIRPTA Notice
Exhibit J-1	Employment Agreement- Rodney Keller
Exhibit J-2	Amendment to Employment Agreement – Curtis Smith

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of December 19, 2019 (this “Agreement”), by and among DROPCAR, INC., a Delaware corporation (“Parent”), ABC MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and AYRO, INC., a Delaware corporation (“Company”).  Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.”  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

WHEREAS, this Agreement contemplates a merger of Merger Sub with and into Company, with Company remaining as the surviving corporation after the merger (the “Merger”), whereby the stockholders of the Company (the “Company Stockholders”) will receive common stock of the Parent (“Parent Common Stock”) in exchange for their capital stock of the Company (“Company Capital Stock”);

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding Company Capital Stock immediately prior to the Effective Time (including, for the avoidance of doubt, any Company Capital Stock issuable pursuant to the terms of the Bridge Notes and the Company Pre-Closing Financing) will own approximately 80% of the issued and outstanding Parent Common Stock immediately following the Effective Time and the holders of the outstanding Parent Common Stock immediately prior to the Merger will own approximately 20% of the issued and outstanding Parent Common Stock immediately following the Effective Time;

WHEREAS, the board of directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement and the other actions contemplated by this Agreement, (iii) has approved the Parent Charter Amendment, Reverse Split and Parent Legacy Business Disposition; and (iv) has determined to recommend that the stockholders of Parent vote to approve the Parent Stockholder Approval Matters and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and the Company Stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith (the “Transactions”) and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Stockholders vote or consent to approve the Company Stockholder Matters;

WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories is entering into a voting agreement, in favor of Parent, in substantially the form of Exhibit B-1 attached hereto (the “Company Voting Agreements”), and each of the Parent Voting Agreement Signatories is entering into a voting agreement, in favor of the Company, in substantially the form of Exhibit B-2 attached hereto (individually, the “Parent Voting Agreements” and collectively, the “Voting Agreement”) under which the Voting Agreement Signatories will agree, with respect to their Company Capital Stock or Parent Capital Stock, as applicable, to vote as stockholders in favor of the Company Stockholder Matters or Parent Stockholder Approval Matters, as applicable, pursuant to the terms and conditions of the Voting Agreements, as applicable;

WHEREAS, simultaneously with the execution of this Agreement, Company has issued and sold convertible notes (the “Bridge Notes”) to certain accredited investors for aggregate gross proceeds to the Company of $1,000,000;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition of the willingness of Parent and Merger Sub to enter into this Agreement, certain investors have executed the Subscription Agreement, in the form attached hereto as Exhibit C, with the Company, pursuant to which such investors have agreed to purchase certain shares of Company Capital Stock prior to the Closing in connection with the Company Pre-Closing Financing;

WHEREAS, as a condition to the consummation of the Merger, Parent will immediately prior to the Effective Time enter into an executive employment agreement with Rodney Keller, the current Chief Executive Officer of the Company, substantially in the form attached hereto as Exhibit J-1;

WHEREAS, Company will immediately prior to the Effective Time enter into an amendment to the employment agreement with Curtis Smith, the current Chief Financial Officer of the Company, substantially in the form attached hereto as Exhibit J-2;

WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and Company to enter into this Agreement, each of the Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit D attached hereto (the “Lock-up Agreements”), with respect to the shares of Parent Common Stock held by each Lock-up Signatory from time to time (including shares of Parent Common Stock issued as Merger Consideration pursuant to the terms of this Agreement).

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.01 The Merger.  Subject to and upon the terms and conditions of this Agreement and the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into Company at the Effective Time.  From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation.  Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.02 Closing; Effective Time.  Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Section 7.01 of this Agreement and, subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the consummation of the Merger (the “Closing”) will take place at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112, at 10:00 a.m. on a date to be specified by the Parties which will be no later than three Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Parent and Company may mutually agree in writing.  The date on which the Closing actually takes place is referred to as the “Closing Date.”  On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), in substantially the form of Exhibit E attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.03 Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.04 Certificate of Incorporation; Bylaws; Reverse Split; Parent Name Change; Parent Certificate of Incorporation and Bylaws.  Unless otherwise determined by Parent and Company:

(a) the certificate of incorporation of the Surviving Corporation will be the certificate of incorporation of Company until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) [reserved]; and

(c) immediately prior to the Effective Time, Parent will take all actions necessary to (i) cause its name to be changed to Ayro, Inc., (ii) obtain a new trading symbol consistent with such name, (iii) effect the Reverse Split to the extent applicable, (iv) amend and restate its certificate of incorporation in the form attached hereto as Exhibit G-1, and (v) amend and restate its bylaws in the form attached hereto as Exhibit G-2.

Section 1.05 Directors and Officers of the Surviving Corporation and Parent.  Unless otherwise determined by Parent and Company, the parties will take all action such that:

(a) the Parent shall be the sole stockholder of the Surviving Corporation immediately following the Effective Time;

(b) unless otherwise determined by Company prior to the Effective Time, the officers of Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed; and

(c) the directors and officers of Parent immediately following the Effective Time shall be elected and appointed in accordance with Section 5.11.

Section 1.06 Conversion of Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of Company or any other Person:

(a) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be cancelled pursuant to Section 1.06(c) and any Dissenting Shares to be treated in accordance with Section 1.07 but including any shares of Company Capital Stock issued pursuant to the Company Pre-Closing Financing) will be cancelled and converted into and represent the right to receive a number of shares of validly issued, fully paid and nonassessable shares of common stock of Parent, $0.0001 par value per share (“Parent Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”), with any resulting fractional shares to be rounded up to the nearest whole share.

(b) Merger Sub Common Stock.  Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of one hundred percent (100%) of the capital stock of Surviving Corporation.

(c) Cancellation.  Each share of Company Capital Stock held in the treasury of Company and each share of Company Capital Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d) Adjustments to Exchange Ratio.  The Exchange Ratio will be appropriately adjusted to reflect fully the effect of any stock split, reverse split (including the Reverse Stock Split contemplated by this Agreement), stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock or issuance of Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(e) Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and any fractional shares will be rounded up to the nearest whole share.

(f) Company Options. All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.29.

(g) Company Warrants. All Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.30.

(h) Restrictions. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

Section 1.07 Dissenting Shares.  For purposes of this Agreement, “Dissenting Shares” mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a person who has not voted such shares of Company Capital Stock in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with the DGCL and has not effectively withdrawn or forfeited such demand for appraisal.  Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL.  If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration (if any). Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. Company shall control all negotiations and proceedings with respect to such demands, provided, however, (i) Company shall keep Parent reasonably apprised of all material events, circumstances or changes with respect to any such demand following the making thereof (ii) the Company will not, except with prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

Section 1.08 Payment of Merger Consideration.

(a) Exchange Agent.  On or prior to the Closing Date, Parent will select Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”).  As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.06(a).  The shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Capital Stock a letter of transmittal in customary form and containing such provisions on which Parent and the Company may mutually agree.  Upon delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Capital Stock will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry (via DRS) equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.06(a) and any certificates representing shares of Company Capital Stock (a “Company Stock Certificate”) will be cancelled. Until surrendered as contemplated by this Section 1.08(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. If any Company Stock Certificate has been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Transfers of Ownership.  If any shares of Parent Common Stock are to be issued in a name other than that of the record holder of the Company Capital Stock exchanged therefor, it will be a condition of the issuance thereof that Parent shall have received appropriate instruments of transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the record holder of the Company Capital Stock, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d) Unclaimed Portion of the Exchange Fund.

(i)
Any portion of the Exchange Fund that remains undistributed as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore delivered a letter of transmittal to the Exchange Agent in accordance with this Section 1.08 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock.

(ii)
Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e) Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.09 Stock Transfer Books.  At the Effective Time:  (a) all Company Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of the Company; and (b) the transfer books of Company will be closed with respect to all Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such Company Capital Stock will be made on such transfer books after the Effective Time.   No further transfer of Company Capital Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Sections 1.06 and 1.08.

Section 1.10 No Further Rights.  The Merger Consideration delivered in exchange for Company Capital Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to the Company Capital Stock.

Section 1.11 Tax Consequences.  For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and intend to report consistently with the foregoing, including by filing the statement required by Section 1.368-3(a) of the Treasury Regulations.

Section 1.12 Additional Actions.  If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

Section 1.13 Parent Preferred Stock. At the Effective Time, all of the outstanding shares of Parent Series H-4 Preferred Stock will be automatically converted into an aggregate of 2,368,188 shares of Parent Common Stock.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.01 Organization and Qualification; Charter Documents.

(a) Part 2.01(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization.  Neither Company nor any of the Entities identified in Part 2.01(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.01(a) of the Company Disclosure Schedule.  None of the Acquired Companies has agreed or is obligated to make, or is bound by, any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is a corporation, limited liability company or similar entity duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate, or other entity, power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation, bylaws or other charter and organizational documents of each Acquired Company, including all amendments thereto; (b) the stock or other ownership records of each Acquired Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, members or partners, as applicable, of each Acquired Company, the board of directors or other governing body of each Acquired Company and all committees of the board of directors of each Acquired Company.  The books of account, stock or other ownership records, minute books and other records of the Acquired Companies are accurate in all material respects, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

Section 2.02 Capital Structure.

(a) The authorized capital stock of Company consists of 26,347,500 shares of Company Common Stock, par value, $0.001, of which 11,992,545 shares are issued and outstanding (which includes 63,695 shares of restricted stock) as of the close of business on the day prior to the date hereof and 3,272,500 shares of Series Seed-1 Preferred Stock of the Company of which 3,272,500 shares are issued and outstanding, 2,200,000 shares of Series Seed 2 Preferred Stock of which 1,907,683 shares are issued and outstanding, and 3,000,000 shares of Series Seed 3 Preferred Stock of which 303,500 shares are issued and outstanding (collectively, the “Company Preferred Stock”).  No shares of capital stock are held in Company’s treasury.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b) As of the date of this Agreement, Company has reserved an aggregate of 6,410,000 shares of Company Common Stock for issuance to employees, consultants and non-employee directors pursuant to Company’s stock option plans (“Company Stock Option Plans”), under which options were outstanding for an aggregate of 6,230,000 shares. 1,693,000 shares of Company Common Stock are reserved for issuance to holders of warrants to purchase Company Common Stock upon their exercise.  All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 2.02(b) of the Company Disclosure Schedule lists each holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule of such Company Option or Company Warrant and whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, indicating the extent of acceleration, if any. Except as set forth in Part 2.02(b) of the Company Disclosure Schedule, all Company Options terminate if not exercised within 90 days following cessation of service, other than in cases of death or disability. 5,483,682 shares of Company Common Stock are issuable upon conversion of the Company Preferred Stock.

(c) Reserved.

(d) Except as set forth in Part 2.02(d) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal granted by the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the stockholders of Company have a right to vote; (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock.  None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

Section 2.03 Authority; Non-Contravention; Approvals.

(a) Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Required Company Stockholder Vote, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the Transactions have been duly authorized by all necessary corporate action on the part of Company, subject only to the Required Company Stockholder Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL.  The affirmative vote of the holders of a majority in voting power of the outstanding shares of all Company Capital Stock (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions.  This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b) Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and all other Transactions and directed that such matters be submitted for consideration of the Company Stockholders at the Company Stockholders’ Meeting.

(c) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements set forth in Section 2.03(d) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract (as defined below), except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of any Acquired Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger.

(d) No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iv) such Consents as may be required under (A) the HSR Act or (B) any other Legal Requirements that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement.

Section 2.04 Anti-Takeover Statutes Not Applicable.  The board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions.   The board of directors of Company has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL.

Section 2.05 Company Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2018 and December 31, 2017 and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of September 30, 2019 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto), (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company.  The balance sheet of Company as of September 30, 2019 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

(b) Each of Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2017 (the “Company Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof.  Since the Company Lookback Date, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each, a “Liability”) except Liabilities (i) identified in the Company Balance Sheet, (ii) incurred in connection with the Transactions, (iii) described on Part 2.05(d) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (v) in respect of the Bridge Notes for principle and accrued and unpaid interest, which shall be converted into newly issued, fully paid and non-assessable Company Common Stock immediately prior to the Effective Time or (vi) would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.06 Absence Of Certain Changes Or Events.  Since the date of the Company Balance Sheet through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business or (d) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.01 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 2.07 Taxes.

(a) Each of the income and other material Tax Returns that any Acquired Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects.  All material Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company and its Subsidiaries.  No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquired Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns).  There are no liens for Taxes on any asset of an Acquired Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.  No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b) The unpaid Taxes of the Acquired Companies have been accrued on the Company Balance Sheet in accordance with GAAP.  Since the Company Lookback Date, the Acquired Companies have not incurred any material liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(c) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.

(d) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company.

(e) No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Acquired Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(f) No Acquired Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(g) None of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h) No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(i) Each Acquired Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(j) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) No Acquired Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code.  No Acquired Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Section 2.08 Intellectual Property. To the knowledge of Company, Company and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with, their respective businesses as presently conducted or as presently proposed to be conducted and which the failure to so have would reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Owned IP Rights”). Neither Company nor any of its Subsidiaries has received, during the last three (3) years, a written notice of a claim or otherwise has any knowledge that the Company Owned IP Rights violate or infringe upon the rights of any Person.

Section 2.09 Compliance with Legal Requirements.

(a) Company and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected (or to which the parent of Company is bound), or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  To Company’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against Company or its Subsidiaries.

(b) Company and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”).  Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time.

(c) None of the Acquired Companies, and to the knowledge of Company, no Representative of any of the Acquired Companies on their behalf with respect to any matter relating to any of the Acquired Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

Section 2.10 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions. None of the Legal Proceedings identified in Part 2.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.10(a).

(b) There is no Order to which any of the Acquired Companies, or the assets owned or used by any of the Acquired Companies is subject.  To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

Section 2.11 Brokers’ and Finders’ Fees.  Except as set forth in Part 2.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

Section 2.12 Employee Benefit Plans.

(a) Part 2.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Acquired Company or any ERISA Affiliate of any Acquired Company (collectively, the “Company Employee Plans”).  No Acquired Company nor, to the knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements.  With respect to each material Company Employee Plan, Company has made available to Parent accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Plan that is subject to ERISA and Code reporting requirements.

(b) Each Company Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects.  No Acquired Company is in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Company Employee Plans.  All contributions required to be made by any Acquired Company or any ERISA Affiliate of any Acquired Company to any Company Employee Plan have been timely paid or accrued on the most recent Company Financials on file with the SEC, if required under GAAP.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Company, no event has occurred and no condition exists with respect to the form or operation of such Company Employee Plan that would cause the loss of such qualification.

(c) No Company Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Company, is threatened against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d) No Acquired Company nor any ERISA Affiliate of any Acquired Company has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  No Acquired Company nor any ERISA Affiliate of any Acquired Company has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of any Acquired Company or any ERISA Affiliate of any Acquired Company to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by any Acquired Company pursuant to any Company Employee Plan in connection with the transactions as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

Section 2.13 Title to Assets; Real Property.

(a) The Acquired Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them.  All of said assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

(b) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time.  The Acquired Companies do not own and have never owned any real property or any interest in real property.  Part 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

Section 2.14 Environmental Matters.

(a) No substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health (through exposure in the environment) or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), has been released, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Company Material Adverse Effect.

(b) Neither Company nor any of its Subsidiaries has, since the Company Lookback Date, transported, stored, used, manufactured, disposed of, or released Hazardous Materials (collectively, “Hazardous Material Activities”) in material violation of any Legal Requirement in effect on or before the date hereof.

(c) Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries.

Section 2.15 Labor Matters.

(a) To the Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b) Except as disclosed in Part 2.15(b) of the Company Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as disclosed in Part 2.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Transactions; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $50,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

Section 2.16 Company Contracts.

(a) Except for Excluded Contracts or as set forth in Part 2.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i)
any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquired Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Acquired Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Company under applicable foreign Legal Requirements;

(ii)
any Contracts identified or required to be identified in Part 2.13(b) of the Company Disclosure Schedule;

(iii)
any Contract with any distributor, reseller or sales representative with an annual value in excess of $50,000;

(iv)
any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of the Company’s products or product candidates with an annual value in excess of $50,000;

(v)
any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(vi)
any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vii)
any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)
any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)
any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000;

(x)
any joint marketing or development agreement;

(xi)
any commercial Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Part 2.03 of the Company Disclosure Schedule;

(xii)
any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company; or

(xiii)
any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b) Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”).  Except as disclosed in Part 2.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts.  To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract.  Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 2.17 Books and Records.  The minute books of Company and its Subsidiaries made available to Parent or counsel for Parent are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of the board of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company or such Subsidiaries, as the case may be.  The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

Section 2.18 Insurance.

(a) The Company or its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are necessary for the operation of the Company’s and its Subsidiaries’ businesses in all material respects.  The Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquired Companies would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Company Insurance Policies have been paid on a timely basis, and each Acquired Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Parent.

(b) There are no material claims pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquired Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquired Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 2.19 Interested Party Transactions.  No event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

Section 2.20 Subscription Agreement. The Subscription Agreement has not been amended or modified in any manner prior to the date of this Agreement. Neither the Company nor, to the knowledge of the Company, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Company Pre-Closing Financing other than as set forth in the Subscription Agreement or a term sheet for the Bridge Notes. The respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, of each party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company or, to the knowledge of the Company, any other party thereto, under the Subscription Agreement. To the knowledge of the Company, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Company Pre-Closing Financing, other than the satisfaction or waiver of the conditions expressly set forth in the Subscription Agreement. To the knowledge of the Company, the proceeds of the Company Pre-Closing Financing will be made available to the Company prior to the consummation of the Merger.

Section 2.21 Disclosure; Company Information.  The information relating to Company or its Subsidiaries to be supplied by or on behalf of Company for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the Parent stockholders, as applicable, or at the time of the Parent Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule and except for any disclosure set forth in any of the Parent SEC Documents (excluding any “risk factor” sections thereof), Parent and Merger Sub represent and warrant to Company as follows:

Section 3.01 Organization and Qualification.

(a) Part 3.01(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization.  Neither Parent nor any of the Entities identified in Part 3.01(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.01(a) of the Parent Disclosure Schedule.  None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) Parent has made available to Company accurate and complete copies of: (a) the certificate of incorporation, bylaws or other charter and organizational documents of Parent and its Subsidiaries, including all amendments thereto; (b) the stock or other ownership records of Parent and its Subsidiaries; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, members or partners, as applicable, of Parent and its Subsidiaries, the board of directors or other governing body of Parent and its Subsidiaries and all committees of the board of directors of Parent and its Subsidiaries.  The books of account, stock or other ownership records, minute books and other records of Parent and its Subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

Section 3.02 Capital Structure.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value, $0.0001, of which 4,061,882 shares are issued and outstanding (which includes zero shares of restricted stock) as of the close of business on the day prior to the date hereof and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 41,947 shares are issued and outstanding as of the close of business on the day prior to the date hereof.  No shares of capital stock are held in Parent’s treasury.  All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b) As of the date of this Agreement, Parent had reserved an aggregate of 706,629 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plan, under which options were outstanding for an aggregate of 380,396 shares. 4,057,506 shares of Parent Common Stock are reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.02(b) of the Parent Disclosure Schedule lists each outstanding option to purchase shares of Parent Capital Stock (a “Parent Option”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof and the vesting schedule and post-termination exercise period thereof. There are 3,810,269 shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock.

(c) The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, would be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in Part 3.02(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock.  None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.

Section 3.03 Authority; Non-Contravention; Approvals.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and, subject to Parent Stockholder Approval, to perform its obligations hereunder and to consummate the Parent Transactions.  The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the Parent Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Stockholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, the filing and recordation of an amended and restated certificate of incorporation reflecting the matters contemplated pursuant to Section 1.04(c) (the “Parent Charter Amendment”) and the filing and recordation of the Certificate of Merger pursuant to the DGCL.  The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date (“Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Stockholder Approval Matters (except that the approval of the issuance of the shares of Parent Common Stock to the Company Stockholders at the Effective Time only requires the affirmative vote of a majority of the votes cast assuming that a quorum is present at the Parent Stockholder Meeting).  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b) Parent’s board of directors, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held, or by unanimous written consent of the board of directors of Parent, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the Parent Transactions, including the Merger, are fair to, and in the best interests of Parent’s stockholders, and (ii) resolved to recommend that Parent’s stockholders approve the Parent Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting.  The board of directors of Merger Sub has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby.  Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.

(c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.03(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract or (iv) otherwise result in the creation of any Encumbrance on any of the properties or assets of Parent.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the Parent Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of Current Reports on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, (v) the filing of the Parent Charter Amendment with the Secretary of State of the State of Delaware in accordance with Section 5.15, (vii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market and (viii) such consents as may be required under the Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement.

Section 3.04 Anti-Takeover Statutes Not Applicable.  The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions.  The board of directors of Parent has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL.

Section 3.05 SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a) Parent has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with or furnished by Parent to the SEC since January 1, 2017 (the “Parent Lookback Date”) (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov (the “SEC Website”).  All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.  As used in this Section 3.05, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Except for such comment letters or correspondence as can be obtained on the SEC Website or which Parent has made available in a data room for review by Company, from the Parent Lookback Date through the date hereof, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the Nasdaq. Except as disclosed in the Parent SEC Documents or documents that Parent has made available in a data room for review by Company, Parent has no unresolved SEC comments. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq.

(c) Since the Parent Lookback Date, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Parent, the board of directors of Parent or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(d) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

(e) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(f) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.  Parent has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K).  Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s Financials in accordance with GAAP.

(g) Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any Liabilities that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Parent Financials, (ii) incurred in connection with the Parent Transactions, (iii) disclosed in Part 3.05(g) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, or (v) incurred since the date of the Parent Unaudited Interim Balance Sheet in the ordinary course of business.

Section 3.06 Absence of Certain Changes or Events. Since the date of the most recent periodic report on Form 10-Q filed by Parent with the SEC through the date of this Agreement, each of the Acquiring Companies has conducted its business in the ordinary course of business, and (a) there has not been any event that has had a Parent Material Adverse Effect; (b) no Acquiring Company has entered into or amended any material terms of any Contract, in each case providing for new obligations in excess of $25,000 or (c) incurred any Indebtedness.

Section 3.07 Taxes.

(a) Each of the income and other material Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects.  All material Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries.  No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns).  There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.  No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Parent Financials.

(b) The unpaid Taxes of the Acquiring Companies have been accrued on the Parent Financials in accordance with GAAP.  Since the Parent Lookback Date, the Acquiring Companies have not incurred any material liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(c) No Acquiring Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.

(d) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on an Acquiring Company.

(e) No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(f) No Acquiring Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Parent).

(g) None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h) No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(i) Each Acquiring Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(j) No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code.  No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Section 3.08 Intellectual Property. To the knowledge of Parent, Parent and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with, their respective businesses and which the failure to so have would reasonably be expected to have a Parent Material Adverse Effect (collectively, the “Parent Owned IP Rights”). Neither Parent nor any of its Subsidiaries has received, during the three (3) years prior to the date of this Agreement, a written notice of a claim or otherwise has any knowledge that the Parent Owned IP Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to have a Parent Material Adverse Effect.

Section 3.09 Compliance with Legal Requirements.

(a) Parent and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries are bound or affected), or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  To Parent’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries.

(b) Parent and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies that are necessary to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”).  Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit. Except as set forth in Part 3.09(b) of the Parent Disclosure Schedule, the rights and benefits of each Parent Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Parent immediately prior to the Effective Time.

(c) None of the Acquiring Companies, and to the knowledge of Parent, no Representative of any of the Acquiring Companies on their behalf with respect to any matter relating to any of the Acquiring Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

Section 3.10 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.10(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Parent Transactions.  Except as set forth in Part 3.10(a)(i) of the Parent Disclosure Schedule, none of the Legal Proceedings identified in Part 3.10(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect.  To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.10(a).

(b) There is no Order to which any of the Acquiring Companies, or any material assets owned or used by any of the Acquiring Companies, is subject.  To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

Section 3.11 Brokers’ and Finders’ Fees.  Except as set forth in Part 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies.

Section 3.12 Employee Benefit Plans.

(a) Part 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any ERISA Affiliate of Parent (collectively, the “Parent Employee Plans”).  Neither Parent nor, to the knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements.  With respect to each material Parent Employee Plan, Parent has made available to Company accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements.

(b) Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects.  Parent is not in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Parent Employee Plans.  All contributions required to be made by Parent or any ERISA Affiliate to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP.  Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Parent, no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Plan that would cause the loss of such qualification.

(c) No Parent Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent, is threatened against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d) Neither Parent nor any ERISA Affiliate of Parent has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  Neither Parent nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Except as set forth in Part 3.12(e) of the Parent Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of Parent or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by Parent pursuant to any Parent Employee Plan in connection with the Parent Transactions or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

Section 3.13 Title to Assets; Real Property.

(a) The Acquiring Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them.  All of said assets are owned or leased by the Acquiring Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

(b) The Acquiring Companies do not own and have never owned any real property or any interest in real property. Part 3.13(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Parent is a party.

Section 3.14 Environmental Matters.

(a) No Hazardous Material has been released as a result of the deliberate actions of Parent or any of its Subsidiaries, or, to Parent’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries has engaged in Hazardous Material Activities in material violation of any Legal Requirement in effect on or before the date hereof.

(c) Parent and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Parent Material Adverse Effect.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Material Activity of Parent or any of its Subsidiaries.

Section 3.15 Labor Matters.

(a) To the Parent’s knowledge, no key employee or group of employees has threatened to terminate employment with Parent or has plans to terminate such employment.

(b) Except as disclosed in Part 3.15(b) of the Parent Disclosure Schedule, the Parent is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as disclosed in Part 3.15(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Transactions; (ii) agreement with any current or former employee of Parent providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

Section 3.16 Parent Contracts.

(a) Except for Excluded Contracts or as set forth in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2018 or subsequently filed with the SEC pursuant to any current or periodic report and available on the SEC Website or 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i)
any management, employment, severance, retention, transaction bonus, change in control, material consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquiring Companies and (ii) any active, retired or former employees, directors or material consultants of any Acquiring Company, other than any such Contract that is (x) terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract), or (y) without any obligation on the part of any Acquiring Company, other than severance payments required to be made by any Acquiring Company under applicable Legal Requirements;

(ii)
any Contracts identified or required to be identified in Part 3.13(b) of the Parent Disclosure Schedule;

(iii)
any Contract with any distributor, reseller or sales representative with an annual value in excess of $25,000;

(iv)
any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Parent in relation to the manufacture of the Parent’s products or product candidates with an annual value in excess of $25,000;

(v)
any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Parent Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Parent Transactions;

(vi)
any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors;

(vii)
any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)
any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)
any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)
any joint marketing or development agreement;

(xi)
any commercial Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Part 3.03 of the Parent Disclosure Schedule;

(xii)
any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(xiii)
any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate, in each case following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv)
any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $25,000 in the aggregate.

(b) Parent has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 3.16 but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2018 or as an exhibit to any current or periodic report subsequently filed with the SEC, but excluding Excluded Contracts, a “Parent Contract”).  Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract, has, since the Parent Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts.  To the knowledge of Parent, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract or (ii) give any Person the right to declare a default in any material respect under any Parent Contract, except for any immaterial violations, breaches or defaults.  To Parent’s knowledge, each Parent Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 3.17 Insurance.

(a) Part 3.17(a) of the Parent Disclosure Schedule sets forth each material insurance policy (the “Parent Insurance Policies”) to which Parent or its Subsidiaries is a party.  Parent or its Subsidiaries maintain all Parent Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Parent’s and its Subsidiaries’ businesses in all material respects.  To Parent’s knowledge, such Parent Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure.  Since the Parent Lookback Date, all premiums due and payable under such Parent Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Parent Insurance Policies, or summaries of all terms material thereof, have been made available to the Company.

(b) There are no material claims pending under any Parent Insurance Policies as to which coverage has been questioned, denied or disputed. Since the Parent Lookback Date, all material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 3.18 Interested Party Transactions.  Except as set forth in the SEC Documents, no event has occurred during the Parent Lookback Period that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

Section 3.19 Opinion of Financial Advisor.  The board of directors of Parent has received an opinion of Gemini Valuation Services, LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view.  Parent will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.

Section 3.20 Shell Company Status.  Parent is not currently, and has never been, an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

Section 3.21 Valid Issuance.  The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

Section 3.22 Disclosure; Parent Information. The information relating to Parent or its Subsidiaries to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date it is first mailed to Parent stockholders, as applicable, or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.  The S-4 Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

ARTICLE IV.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.01 Conduct of Company Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.01 of the Company Disclosure Schedule, as expressly permitted by this Agreement or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement or in connection with the Company Pre-Closing Financing, without obtaining the written consent of Parent, which shall not be unreasonably withheld (and in which event, if Parent has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Company will not, and will not permit its Subsidiaries to, do any of the following:

(a) except as contemplated by Section 5.24, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock;

(d) incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquired Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into or amend any material terms of any Company Contract (other than solely to decrease any payment obligation of the Acquired Company) or grant any release or relinquishment of any material rights under any Company Contract, with new obligations or losses of rights in excess of $50,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.02(h);

(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director,  officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to Parent prior to the date hereof, or except as required by Legal Requirements;

(k) hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(l) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(m) make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n) pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

(o) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(p) accelerate the collection of, or otherwise modify Company’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice,

(q) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Company is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(r) dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice; or

(s) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through 4.01(r) above.

Section 4.02 Conduct of Parent Business.  During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.02 of the Company Disclosure Schedule, as expressly permitted by this Agreement, in connection with a Parent Legacy Business Disposition or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.  In addition, without limiting the foregoing, other than as set forth on Part 4.02 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Parent will not, and will not permit its Subsidiaries to, do any of the following:

(a) except as expressly contemplated by Section 1.04(c), amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than (i) the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) or (ii) the issuance of shares of common stock issuable pursuant to equity grants to members of the Parent board of directors in an amount not to exceed 600,000 shares of Parent Common Stock in the aggregate, in each case, to the extent such issuances comply with all applicable Legal Requirements;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock;

(d) incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under the Parent Stock Option Plan, any Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) other than in connection with the Reverse Stock Split and Section 1.13, (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquiring Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Parent IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into or amend any material terms of any Parent Contract (other than solely to decrease any payment obligation of the Acquiring Company) or grant any release or relinquishment of any material rights under any Parent Contract, with new obligations or losses of rights in excess of $50,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.02(h);

(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director,  officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Company prior to the date hereof, or except as required by Legal Requirements;

(k) hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(l) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(m) make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n) pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Parent, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

(o) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(p) accelerate the collection of, or otherwise modify Parent’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice,

(q) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Parent is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(r) dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;

(s) take any action that would cause the representation in Section 3.21 to become inaccurate; or

(t) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.02(a) through 4.02(s) above.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.01 Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of Parent and the Company relating to the meeting of stockholders, and a Registration Statement on Form S-4 (including a prospectus) (including all amendments thereto, “S-4 Registration Statement”) in connection with the issuance of shares of Parent Common Stock in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed by Parent with the SEC in connection with the Merger and other transactions contemplated hereby (the “Other Filings”) as required by the Securities Act or the Exchange Act. Parent and the Company shall cooperate with each other in connection with the preparation of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings. Each Party shall as promptly as reasonably practicable notify the other Party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing. Parent and the Company shall also use their commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby.

(b) Parent covenants and agrees that the S-4 Registration Statement and Proxy Statement/Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the S-4 Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or the Proxy Statement/Prospectus is first mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Company represents, covenants and agrees that the information provided by Company or its Subsidiaries to Parent for inclusion in the S-4 Registration Statement and Proxy Statement/Prospectus (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the S-4 Registration Statement or Proxy Statement/Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement and Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement to be declared effective as soon as possible and the Proxy Statement/Prospectus to be mailed to Parent’s stockholders as promptly as practicable after the SEC declares the S-4 Registration Statement to be effective. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.01. If any event relating to Parent or Company occurs, or if Parent or Company becomes aware of any information, that should be disclosed in an amendment or supplement to the S-4 Registration Statement and/or Proxy Statement/Prospectus, then Parent or Company, as applicable, shall promptly inform the other party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the S-4 Registration Statement and/or Proxy Statement/Prospectus will be made by Parent without the prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed.

(c) Company shall reasonably cooperate with Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Company that is required by law to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus or reasonably requested from Company to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus. The information provided by the Company to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.02 Company Stockholder Written Consent.

(a) As promptly as practicable, and in any event within five business days, following the date that the S-4 Registration Statement is declared effective (the “Company Vote Deadline”), the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL (“Company Stockholder Written Consent”) for purposes of (i) adopting this Agreement and approving the Merger, and all other Transactions (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under the DGCL (collectively, the “Company Stockholder Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Transactions.

(b) Company agrees that (i) Company’s board of directors shall recommend that the holders of Company Capital Stock vote (or take action by written consent) to approve the Company Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.02(a) above (the recommendation of Company’s board of directors that Company Stockholders vote to approve the Company Stockholder Matters being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) Reserved.

(d) Reserved.

(e) Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law and a copy of Section 262 of the DGCL. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.02(e) shall be subject to Parent’s advance review and reasonable approval.

Section 5.03 Parent Stockholders’ Meeting.

(a) Parent shall (i)  take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (such meeting, the “Parent Stockholders’ Meeting”) to vote on the Merger, the issuance of  Parent Common Stock in the Merger, the Parent Legacy Business Disposition and the Parent Charter Amendment, including for purposes of effectuating the Reverse Split (collectively, the “Parent Stockholder Approval Matters”) and (ii) mail to Parent Stockholders as of the record date established for the Parent Stockholders’ Meeting, the S-4 Registration Statement and the Proxy Statement/Prospectus.  The Parent Stockholders’ Meeting shall be held as promptly as practicable, and in any event within 45 days, following the date that SEC declares the S-4 Registration Statement to be effective. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which or the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (B) it will not have sufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may, in its sole discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.

(b) Parent agrees that, subject to Section 5.03(c): (i) Parent’s board of directors shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.03(a) above; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters being referred to as the “Parent Board Recommendation”); (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company shall be adopted or proposed; and (iv) Parent shall use its commercially reasonable efforts to obtain from its stockholders the Parent Stockholder Approval, including by soliciting proxies in favor thereof.

(c) Notwithstanding anything to the contrary contained in Section 5.03(b), at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the board of directors of Parent concludes in good faith, after having consulted with Parent’s outside legal counsel and financial advisors, that as a result of Parent’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.13 that constitutes a Parent Superior Offer, the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.03(c), Parent shall provide Company with ten (10) Business Days’ prior written notice advising the Company that it intends to effect such withdrawal or modification to the Parent Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.13(b)) and during such ten (10) Business Day period, (i) Parent shall negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Parent’s board of directors to effect such withdrawal or modification, and (ii) Parent shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Parent Board Recommendation.

(d) Notwithstanding the occurrence of any Parent Change in Recommendation, Parent shall nonetheless submit this Agreement to the Parent Stockholders for adoption at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting.

(e) Nothing contained in this Agreement shall prohibit Parent or its board of directors from (i) taking and disclosing to the stockholders of Parent a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided Parent has otherwise complied with the terms of this Section 5.03, provided, however, that any disclosure made by Parent or its board of directors pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, further, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Parent Change in Recommendation subject to the terms and conditions of this Agreement unless Parent’s board of directors reaffirms the Parent Board Recommendation in such disclosure or public statement; and (B) Parent shall not affect a Parent Change in Recommendation unless specifically permitted pursuant to the terms of Section 5.03(c).

Section 5.04 Access to Information; Confidentiality.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Parent will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information, in which event such party shall cause such information to be delivered in a form or summary, including any redactions that may be necessary, so as to provide as much requested information as reasonably practicable while retaining such privilege.  Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Parent will promptly provide the other party with copies of:  (a) all material operating and financial reports prepared by Company or Parent (or their respective Representatives), as applicable, for such party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Parent Contract, as applicable, or sent to Company or Parent by any third party to any Company Contract or Parent Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and (e) any material notice, report or other document received from any Governmental Body.  Each party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Parent and Company; provided, that the Company may make disclosure of such information to its stockholders or other third parties as may be reasonably necessary to enable the Company to comply with its obligations under this Agreement, including without limitation under Section 5.02 hereof.

Section 5.05 Regulatory Approvals and Related Matters. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent and Company shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

Section 5.06 Director Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”). The Company directors and officers who become directors and officers of the Surviving Corporation and Parent will enter into Parent’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification.  The certificate of incorporation and/or bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and/or bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and/or bylaws of Company and certificate of incorporation and bylaws of Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

(b) Prior to the Effective Time, Parent will purchase, at Parent’s sole expense, a prepaid directors and officers liability “tail” policy on Parent’s existing directors and officers for a period of six (6) years.

(c) This Section 5.06 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation, Parent and the D&O Indemnified Parties, and will be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.07 Notification of Certain Matters.

(a) Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 6.02(a) or Section 6.03(a), as applicable, would fail to be satisfied as of the Closing; (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.02(b) or Section 6.03(b), as applicable, would fail to be satisfied as of the Closing and (iii) whether any holder of shares of Parent Capital Stock or any security or other right convertible into or exercisable for shares of Parent Capital Stock has made any demand or request for the repurchase of any such share, security or right; provided, however, that the delivery of any notice pursuant to this Section 5.07 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Each of Company and Parent will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other Transactions; (iii) any litigation relating to or involving or otherwise affecting Company or Parent that relates to the Merger or other Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract or a Parent Contract, as applicable; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect.

Section 5.08 Stockholder Litigation.  From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Parent shall promptly notify Company of any litigation brought, or threatened, against Parent and/or members of the board of directors of Parent or any of its officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof.  From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Company shall promptly notify Parent of any litigation brought, or threatened, against Company and/or members of the board of directors of Company or any of its officers relating to the Transactions or otherwise and shall keep Parent informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.09 Public Announcements.  Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding this Agreement and/or the Transactions without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure without the consent of Company.

Section 5.10 Conveyance Taxes.  Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

Section 5.11 Board of Directors and Officers of Parent.

(a) Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of seven (7) members, three (3) of which will be appointed by the Parent and shall include Josh Silverman as Chairman, one (1) of which will be designated by the lead investor in the Company Pre-Closing Financing, and the remaining three (3) of which shall be appointed by the Company; provided, however, upon the Company’s achievement of the business milestones set forth on Schedule 5.11(a) (the “Milestones”), the Company shall be permitted to nominate additional members. Prior to the mailing of the Proxy Statement/Prospectus, Parent shall provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Parent effective immediately after the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements.  Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on a form to be mutually agreed between Parent and Company (and absent such agreement, on Parent’s form indemnification agreement), within fifteen (15) days of their appointment.

(b) Parent will take all actions necessary to cause each of the existing officers of Parent to resign effective as of the Effective Time. The officers of the Company immediately prior to the Effective Time shall be the officers of the Parent as of the Effective Time.

Section 5.12 Parent Non-Solicitation.

(a) Parent agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.12) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.03); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.12); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.12 and subject to compliance with this Section 5.12, prior to obtaining the Parent Stockholder Approval, Parent may furnish non-public information regarding Parent to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Parent’s board of directors determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Parent Superior Offer (and is not withdrawn) if: (A) neither Parent nor any of its Representatives shall have breached this Section 5.12 in any material respect, (B) the Parent’s board of directors concludes in good faith based on the advice of outside legal counsel, that the failure to take such action could be reasonably likely to be inconsistent with the fiduciary duties of the Parent’s board of directors under the DGCL; (C) Parent receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 5.12, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.12 by Parent for purposes of this Agreement.

(b) If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Parent provided to such Person.

Section 5.13 Company Non-Solicitation.

(a) Company agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.13) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.13); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.13 and subject to compliance with this Section 5.13, prior to obtaining the Required Company Stockholder Vote, Company may furnish non-public information regarding Company to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Company’s board of directors determines in good faith, after consultation with Company’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Company Superior Offer (and is not withdrawn) if: (A) neither Company nor any of its Representatives shall have breached this Section 5.13 in any material respect; (B) the Company’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action could be reasonably likely to be inconsistent with the fiduciary duties of the Company’s board of directors under the DGCL; (C) Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Company as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, Company furnishes such nonpublic information to the Parent (to the extent such information has not been previously furnished by Company to the Parent). Without limiting the generality of the foregoing, Company acknowledges and agrees that, in the event any Representative of Company (whether or not such Representative is purporting to act on behalf of Company) takes any action that, if taken by Company, would constitute a breach of this Section 5.13, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.13 by Company for purposes of this Agreement.

(b) If Company or any Representative of Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Company shall promptly (and in no event later than one Business Day after Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Company shall keep the Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Company provided to such Person.

Section 5.14 Section 16 Matters.  Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.  At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent:  (a) the Company Capital Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger and (b) the number of other derivative securities (if any) with respect to Company Capital Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

Section 5.15 Parent Charter Amendment.  Immediately prior to the Effective Time, Parent will file the Parent Charter Amendment with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

Section 5.16 Parent Warrants.  If required by any applicable Parent Warrant, promptly after the date of this Agreement, and in any event within twenty (20) Business Days before the Effective Time, Parent shall deliver notice to the holders of such Parent Warrants with respect to the Transactions and the rights of the holders thereof in connection therewith, subject to the review and approval of Company (not to be unreasonably withheld).

Section 5.17 Allocation Certificate.  Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (i) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number and type of shares of Company Capital Stock owned by each such Company Stockholder and (ii) the allocation of the Merger Consideration among the Company Stockholder pursuant to the Merger (the “Allocation Certificate”).

Section 5.18 Employee Benefit Matters. For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee who continues to be employed by Parent, the Company or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with Parent, Company or any of their respective Subsidiaries and their respective predecessors; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

Section 5.19 Company and Parent Disclosure Schedules.  Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof.  Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.02(a) and 6.03(a) of this Agreement.

Section 5.20 Tax Matters. Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.21 Reverse Split.  If applicable, Parent shall submit to the holders of Parent Common Stock at the Parent Stockholders’ Meeting a proposal to approve and adopt the Parent Charter Amendment authorizing the board of directors of Parent to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and Company (the “Reverse Split”) and within the range approved by the holders of Parent Common Stock. If applicable, Parent shall cause the Reverse Split to be implemented and take effect immediately prior to the Effective Time. The Reverse Split shall increase the per share price of Parent’s Common Stock to a minimum of $5.00 per share.

Section 5.22 Lock-up Agreements.  During the Pre-Closing Period, Company shall deliver a Company Lock-up Agreement to each of the Company Stockholders that own greater than five percent (5%) of Company Common Stock or securities convertible, exercisable or exchangeable into Company Common Stock and shall use its commercially reasonable efforts to cause these Company Stockholders to enter into such Company Lock-up Agreement. Notwithstanding the foregoing or any other provision of this Agreement to contrary, the Company shall not be required to deliver Lock-Up Agreements from any Company Stockholder or other Company Lock-Up Signatory to the extent that the delivery of such Lock-Up Agreements would, in the Company’s reasonable opinion after consultation with its legal counsel, be detrimental to the continued listing of Parent on the Nasdaq as of and subsequent to the Effective Time.

Section 5.23 Listing.  Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Parent agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.23.

Section 5.24 Preferred Stock.  The Company shall take all action required to effect the conversion of the Company Preferred Stock into Company Common Stock pursuant to the Company Stockholder Written Consent prior to the Closing Date.

Section 5.25 [Reserved].

Section 5.26 Parent Legacy Business Disposition. Concurrently with the execution of this Agreement, the Parent shall have entered into the asset purchase agreement attached hereto as Exhibit H (the “Parent Asset Purchase Agreement”) for the sale of substantially all of Parent’s assets related to the business of Parent conducted as of and prior to the date of this Agreement. In addition, such Parent Asset Purchase Agreement shall provide for the assumption of the liabilities set forth in Part 5.26 of the Parent Disclosure Schedule. On the Closing Date, the Parent will consummate the transactions contemplated by the Parent Asset Purchase Agreement (the “Parent Legacy Business Disposition”). For clarity, the obligation of the Parent to consummate the Parent Legacy Business Disposition is subject to the substantially simultaneous consummation of the other Parent Transactions. The Parent shall not amend, modify or waive any provisions of the Parent Asset Purchase Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to the Closing, Parent shall (a) seek and obtain written agreements in form and substance reasonably acceptable to Company from all parties to Contracts that are transferred and assigned in connection with the Parent Legacy Business Disposition releasing Parent from any and all liabilities and obligations under such Contracts, (b) obtain an independent third party valuation from a credible firm of the business and assets transferred pursuant to the Parent Asset Purchase Agreement (the “Parent Legacy Business Valuation”), (c) provide evidence reasonably satisfactory to Company that no material Tax will arise to Parent as a result of the Parent Legacy Business Disposition and (d) deliver to Company a schedule, which schedule shall be reasonably acceptable to Company, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred as part of the Parent Legacy Business Disposition.

Section 5.27 Further Assurances. Prior to the Effective Time, the Parties will exercise their commercially reasonable efforts to cause to be satisfied the conditions set forth under Article VI. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.28 Stock Incentive Plan. At the Effective Time, Parent will adopt a stock incentive plan pursuant to which 12.5% of the issued and outstanding shares of Parent Common Stock post-Merger, on a fully diluted basis, shall be reserved for issuance to employees, directors, consultants, and other service providers. In addition, Parent shall grant restricted stock units or equivalent grants in an amount equal to 5% of the outstanding shares of Parent Common Stock post-Merger to Rod Keller, which grants shall vest over a period of eighteen (18) months, with vesting contingent upon the achievement of the Milestones.

Section 5.29 Company Options. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Option Plan. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.29 (a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.29(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

Section 5.30 Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Parent Common Stock. All rights with respect to Company Common Stock under Company Warrants assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent will continue in full force and effect and the term, exercisability and other provisions of such Company Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by Parent in accordance with this Section 5.30(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Governmental Approvals.  Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(c) Stockholder Approvals.  This Agreement will have been duly adopted and the Merger, the conversion of the Company Preferred Stock into Company Common Stock and the other transactions contemplated by this Agreement will have been duly approved by the Required Company Stockholder Vote, and the Parent Stockholder Approval Matters will have been duly adopted and approved by the Parent Stockholder Approval.

(d) Stock Exchange Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(e) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order.

(f) Company Pre-Closing Financing. Company shall have consummated the Company Pre-Closing Financing on or prior to the Effective Date on the terms and conditions set forth in the Subscription Agreement.

Section 6.02 Additional Conditions to Obligations of Parent.  The obligations of Parent to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Company (i) that constitute the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) contained in this Agreement (other than the Company Fundamental Representations) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded.  Parent will have received a certificate to such effect signed by an officer of Company.

(b) Agreements and Covenants.  Company will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent will have received a certificate to such effect signed by an officer of Company.

(c) Officer’s Certificate. Parent shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Company certifying (i) that the conditions set forth in Sections 6.02(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by Company in accordance with Section 5.19 is true and accurate in all respects as of the Closing Date.

(d) Company Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.

(e) FIRPTA Certificate. Parent will have received from Company applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, dated as of the Closing Date and executed by Company, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit I attached hereto, dated as of the Closing Date and executed by Company.

(f) Allocation Certificate.  The Chief Financial Officer of Company will have executed and delivered to Parent the Allocation Certificate.

(g) Lock-up Agreements. Subject to the last sentence of Section 5.22, the Lock-up Agreements executed by each of the Company Lock-up Signatories shall be in full force and effect.

(h) Preferred Stock Conversion. The Company Preferred Stock shall have been converted into Company Common Stock.

(i) Dissenting Shares. Less than 5% of the shares of Company Capital Stock (on an as converted to Company Common Stock basis) shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL.

(j) Company Closing Cash. Company shall have unencumbered, unrestricted cash on hand on the Closing, after subtracting all outstanding liabilities computed in accordance with GAAP, including without limitation, any outstanding indebtedness, accounts payable, accrued expenses, Transaction Expenses, severance, change of control or similar payments to employees, of at least $2,000,000.

(k) Payoff Letters. Parent will have received payoff letters in such forms as Parent shall reasonably request with respect to the Indebtedness of the Company set forth in Part 6.02 of the Company Disclosure Schedule, which Indebtedness is accurately and completely described in Part 2.05(d) of the Company Disclosure Schedule (each, a “Payoff Letter” and collectively, the “Payoff Letters”), which Payoff Letter shall in each case have been executed and delivered by the obligee with respect to such Indebtedness, and shall have received evidence satisfactory to it that the payments required to extinguish the related Indebtedness have been made or will be made in connection with the Closing.

Section 6.03 Additional Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) that constitute Parent Fundamental Representations will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than the Parent Fundamental Representatives) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Parent Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Parent Material Adverse Effect” and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded.  Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b) Agreements and Covenants.  Parent and Merger Sub will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.  Company will have received a certificate to such effect signed by an officer of Parent.

(c) Parent Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect, that is continuing.

(d) Parent Board of Directors and Officer Resignation Letters.  Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent and each officer of Parent as contemplated by Section 5.11 and each of the Parent Subsidiaries, as applicable, pursuant to which each such person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(e) Lock-up Agreements. The Lock-up Agreements executed by each of the Parent Lock-up Signatories shall be in full force and effect.

(f) Parent Legacy Business Disposition. All conditions to the consummation of the Parent Legacy Business Disposition shall have been satisfied, and the Parent shall have consummated the Parent Legacy Business Disposition pursuant to the Parent Asset Purchase Agreement and Section 5.26 substantially simultaneously with the Closing of this Agreement.

(g) Parent Cash. Parent shall have unrestricted, unencumbered cash on hand on the Closing, after subtracting all outstanding liabilities computed in accordance with GAAP, including without limitation, any outstanding indebtedness, accounts payable, accrued expenses, costs associated with purchasing directors and officers tail policies pursuant to Section 5.06(c), Transaction Expenses, severance, change of control or similar payments to employees, of at least $2,500,000.

(h) Employment Agreements. Parent shall have executed and delivered to Rodney Keller the employment agreement in the form attached hereto as Exhibit J-1 and such employment agreement shall be in full force and effect as of the Effective Time.

ARTICLE VII.

TERMINATION

Section 7.01 Termination.  This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Parent:

(a) by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

(b) by either Parent or Company if the Merger has not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 7.01(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Merger to occur on or before such date); provided, however, in the event that the SEC has not concluded its review of the S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either of Parent or the Company shall be entitled to extend the End Date for an additional sixty (60) days by providing written notice to the other party;

(c) by either Parent or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent if the Required Company Stockholder Vote shall not have been obtained by the Company Vote Deadline; provided, however, that once the Required Company Stockholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 7.01(d); provided, further, that the right to terminate this Agreement under this Section 7.01(d) will not be available if Parent’s failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Required Company Stockholder Vote to be obtained at or before such time;

(e) by either Parent or Company, if the Parent Stockholder’s Meeting shall have been held (subject to any adjournment or postponement permitted by Section 5.03(a)) and the Parent Stockholder Approval contemplated by this Agreement will not have been obtained thereat (provided that the right to terminate this Agreement under this Section 7.01(e) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Parent Stockholder Approval to be obtained thereat);

(f) by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.01(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(f); provided, further that no termination may be made pursuant to this Section 7.01(f) solely as a result of the failure of Company to obtain the Required Company Stockholder Vote (in which case such termination must be made pursuant to Section 7.01(d));

(g) by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.01(g) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(g); provided, further, that no termination may be made pursuant to this Section 7.01(g) solely as a result of the failure of Parent to obtain the Parent Stockholder Approval (in which case such termination must be made pursuant to Section 7.01(e));

(h) by Parent if the Required Company Stockholder Vote shall not have been obtained by the Company Vote Deadline;

(i) by Company if the board of directors of Parent has effected a Parent Change in Recommendation; and

(j) by Parent in connection with Parent entering into a definitive agreement to effect a Parent Superior Offer.

Section 7.02 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, then this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.03, and Article VIII hereof and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.02, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement).  No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article VII and Article VIII, survive termination of this Agreement in accordance with its terms.

Section 7.03 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.03, Article VIII or specifically set forth elsewhere in this Agreement, all Transaction Costs shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated (i) by Parent pursuant to Section 7.01(d) or (ii) by Parent pursuant to Section 7.01(h), then Company shall pay to Parent an amount equal to $1,000,000 (the “Termination Fee”), plus any amount payable to Company pursuant to Section 7.03(e).

(c) If this Agreement is terminated (i) by Company pursuant to Section 7.01(i) or (ii) by Parent pursuant to Section 7.01(j), then Parent shall pay to Company the Termination Fee, plus any amount payable to Parent pursuant to Section 7.03(e).

(d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e), (ii) at any time after the date of this Agreement and prior to the Parent Stockholders’ Meeting an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent board of directors (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Parent shall pay to the Company, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, the Termination Fee plus any amount payable to the Company pursuant to Section 7.03(e).

(e) If either Party fails to pay when due any amount payable by it under this Section 7.03, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 7.03 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received:  (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a) If to Company:

Ayro, Inc.
900 E. Old Settlers Boulevard, Suite 100
Round Rock, TX 78664
Attention: Rodney Keller and Curtis Smith
E-Mail: rod.keller@ayro.com and curt.smith@ayro.com

With a copy to:

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Attn.:  Rick A. Werner
           Greg Kramer
E-Mail: rick.werner@haynesboone.com
             greg.kramer@haynesboone.com

(b) If to Parent and Merger Sub:

DropCar, Inc.
1412 Broadway, Suite 2105
New York, New York 10018
Attention: Chairman of the Board of Directors
Email: jsilverman@parkfieldfund.com

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: Kenneth R. Koch
         Daniel A. Bagliebter
Email: krkoch@mintz.com
           dabagliebter@mintz.com

Section 8.02 Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Required Company Stockholder Vote or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.03 Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.04 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 8.05 Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

Section 8.06 Successors and Assigns.  This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any). No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

Section 8.07 Parties In Interest.  This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.06 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

Section 8.08 Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

Section 8.09 Remedies Cumulative; Specific Performance.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Each party to this Agreement agrees that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

Section 8.10 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan.  Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.11 Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.12 Attorney Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 8.13 Cooperation.  In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

Section 8.14 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.15 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Rodney Keller and Curtis Smith, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.  The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Spencer Richardson, David Newman and Joshua Silverman, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.

(h) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Legal Requirements to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

DROPCAR, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman of the Board

ABC MERGER SUB, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman of the Board

AYRO, INC.

By:	/s/ Rod C. Keller Jr.
Name:	Rod Keller
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” mean Company and its direct and indirect Subsidiaries.

“Acquiring Companies” mean Parent and its direct and indirect Subsidiaries.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer, proposal or indication of interest contemplating or which would reasonably be interpreted to be lead to the contemplation of an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)            any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 20% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)            any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries); or

(c)            any liquidation or dissolution of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).

“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by applicable Legal Requirements to close.

“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company Disclosure Schedule” means the disclosure schedule in agreed form that has been delivered by Company to Parent on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.01 (Organization and Qualification; Charter Documents), 2.02 (Capital Structure), 2.03 (Authority; Non-Contravention; Approvals), and 2.11 (Brokers’ and Finders’ Fees).

“Company IP Rights” mean all IP Rights owned solely or co-owned by an Acquired Company or in which an Acquired Company has any right, title or interest and which are used by an Acquired Company in the ordinary course of its business.

“Company Lock-up Agreement Signatories” means those Persons set forth on Schedule A identified as Company Lock-up Agreement Signatories.

“Company Material Adverse Effect” means any effect, change, event or circumstance (an “Effect”) that (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Acquired Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect:  Effects resulting from (i) conditions generally affecting the industries in which the Acquired Companies operate (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (iv) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i) - (iv), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; or (b) prevents the Company from consummating the Merger.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Option Plan” means the AYRO, Inc. 2017 Long Term Incentive Plan as established and maintained by the Company.

“Company Pre-Closing Financing” means an acquisition of Company Common Stock to be consummated prior to the Closing with aggregate gross cash proceeds to the Company of at least $2,000,000.

“Company Preferred Stock” means the Company’s Preferred Stock, $0.001 par value per share.

“Company Stockholders” mean the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the board of directors of Company determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Company Voting Agreement Signatories” means those Persons set forth on Schedule B identified as Company Voting Agreement Signatories.

“Company Warrant” means a warrant to purchase shares of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Employee Benefit Plan” means each plan, program, policy, contract, agreement or other arrangement providing for retirement, pension, deferred compensation, severance, separation pay, relocation benefits, termination pay, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means the date that is six (6) months after the date of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

“Company Allocation Percentage” means eighty percent (80.00%).

“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Company Allocation Percentage.

“Company Outstanding Shares” means the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and assuming, without duplication, (i) the conversion of the Bridge Notes immediately prior to the Effective Time (but excluding any warrants issued in connection with the issuance of the Bridge Notes), (ii) the consummation of the Company Pre-Closing Financing and the issuance of all Company Capital Stock pursuant to the Company Pre-Closing Financing Agreements immediately prior to the Effective Time (but excluding any warrants (other than pre-funded warrants) issued pursuant to th Pre-Closing Financing Areements); and (iii) the issuance of all shares of Company Common Stock and the exercise in full of all warrants issued pursuant to the Nominal Stock Subscription Agreement.

“Parent Allocation Percentage” means twenty percent (20.00%).

“Post-Closing Parent Shares” means the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time assuming, without duplication, the full conversion of the Parent Series H-4 Preferred Stock into 2,368,188 shares of Parent Common Stock immediately prior to the Effective Time and the full conversion of the Parent Series H-5 Preferred Stock into Parent Common Stock in accordance with its terms (whether or not such shares of Parent Series H-5 Preferred Stock are actually converting into shares of Parent Common Stock).

“Excluded Contracts” means (i) any non-exclusive Contract concerning “off-the-shelf” or similar computer software that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to IP Rights and entered into in the Ordinary Course of Business, (iii) Contracts that have expired on their own terms or were terminated and for which there are no material outstanding obligations, and (v) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“Governmental Body” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date.  For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“IP Rights” mean any and all of the following in any country or region:  (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, controlling principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lock-up Agreement Signatories” means those Persons set forth on Schedule A.

“Merger Sub Common Stock” means the Common Stock, $0.001 par value per share, of the Merger Sub.

“Nasdaq” means The Nasdaq Capital Market.

“Nominal Stock Subscription Agreement” means that certain Stock Subscription Agreement of even date herewith by and among the Company and Alpha Capital Anstalt.

“Order” means any order, writ, injunction, judgment or decree.

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.

“Parent Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.01 (Organization and Qualification), 3.02 (Capital Structure), 3.03 (Authority; Non-Contravention; Approvals), and 3.11 (Brokers’ and Finders’ Fees).

“Parent IP Rights” mean all IP Rights of the Parent or its Subsidiaries.

“Parent Lock-up Agreement Signatories” means those Persons set forth on Schedule A identified as Parent Lock-up Agreement Signatories.

“Parent Voting Agreement Signatories” means those Persons set forth on Schedule B identified as Parent Voting Agreement Signatories.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, (a) has a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect:  Effects resulting (i) from conditions generally affecting the industries in which Parent participates; (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i), (ii), (iv) and (v), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; (vi) changes resulting from the announcement or pendency of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement; (vii) any specific action taken at the written request of the Company or expressly required by this Agreement; (viii) continued losses from operations or decreases in cash balances of any of the Acquiring Companies or on a consolidated basis among the Acquiring Companies; or (b) prevents Parent or Merger Sub from consummating the Merger.

“Parent Series H-4 Preferred Stock” means the Series H-4 Preferred Stock, par value $0.0001 per share, of Parent.

“Parent Series H-5 Preferred Stock” means the Series H-5 Preferred Stock, par value $0.0001 per share, of Parent.

“Parent Stock Option Plan” means the Amended and Restated 2014 Equity Incentive Plan as amended and restated from time to time.

“Parent Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the board of directors of Parent determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Parent Transactions” means the Transactions and the Parent Legacy Business Disposition.

“Parent Unaudited Interim Balance Sheet” means the balance sheet included in Parent’s Form 10-Q for the period ended September 30, 2019.

“Parent Warrant” means any warrant to purchase shares of Parent Capital Stock.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate Legal Proceedings or that may thereafter be paid without penalty; (ii) statutory Encumbrances of landlords or lessors under rental agreements for amounts not delinquent, (iii) mechanics’, carriers’, warehousemen’s, workers’, repairers’ and similar Encumbrances imposed by applicable Law or arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due and payable or being contested in good faith by appropriate Legal Proceedings; (iv) Encumbrances incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; and (v) licenses and other similar rights granted and obligations incurred in the ordinary course of business consistent with past practice that are not material to the operation of the applicable business, (vi) Encumbrances or encumbrances of record affecting any owned or leased real property, any matters that would be disclosed by a survey of any owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any owned or leased real property, in each case that would not be reasonably likely to materially interfere with the present use or occupancy of such real property.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.

“Pre-Merger Company Stockholders” means the record owners of the outstanding Company Capital Stock immediately prior to the Effective Date.

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other controlled Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other controlled Affiliates.

“SEC Documents” mean each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since the Parent Lookback Date, including all amendments thereto.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Subscription Agreement” means the Subscription Agreement attached hereto as Exhibit C, among the Company and the Persons named therein, as amended or modified from time to time, pursuant to which such Persons have agreed to purchase the number of shares of Company Common Stock set forth therein in connection with the Company Pre-Closing Financing.

“Subsequent Transaction” shall mean any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Transactions, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid; provided, Parent and Company shall share equally all out of pocket costs and expenses, other than attorneys’, accountants’ and other similar service provider’s fees and expenses, incurred in relation to (A) the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Transactions; (B) the filing with the SEC of the preliminary and definitive Proxy Statement (including any financial statements and exhibits), including printer fees, and any amendments or supplements thereto, and the printing and delivery of such documents to the Parties’ stockholders; and (C) any fees incurred in connection with obtaining Nasdaq approval for the merger, the name and ticker symbol changes, and the listing of the shares of Parent Common Stock to be issued, to the extent contemplated by this Agreement.

“Voting Agreement Signatories” means those Persons set forth on Schedule B.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acquired Companies”	Exhibit A
“Acquiring Companies”	Exhibit A
“Acquisition Inquiry”	Exhibit A
“Acquisition Proposal”	Exhibit A
“Acquisition Transaction”	Exhibit A
“Affiliates”	Exhibit A
“Agreement”	Preamble
“Allocation Certificate”	Section 5.17
“Antitrust Laws”	Section 2.03(d)
“Business Day”	Exhibit A
“Certificate of Merger”	Section 1.02
“Certifications”	Section 3.05(a)
“Closing Date”	Section 1.02
“Closing”	Section 1.02
“COBRA”	Exhibit A
“Code”	Recitals
“Company”	Preamble
“Company Appointees”	Section 5.11(a)
“Company Balance Sheet”	Section 2.05(a)
“Company Board Recommendation”	Section 5.02(b)
“Company Capital Stock”	Exhibit A
“Company Contract”	Section 2.16(b)
“Company Disclosure Schedule”	Exhibit A
“Company Employee Plans”	Section 2.12(a)
“Company Environmental Permits”	Section 2.14(c)
“Company Financials”	Section 2.05(a)
“Company Fundamental Representations”	Exhibit A
“Company Insurance Policies”	Section 2.18(a)
“Company IP Rights”	Exhibit A
“Company Lookback Date”	Section 2.05(c)
“Company Material Adverse Effect”	Exhibit A
“Company Option”	Section 2.02(b)
“Company Owned IP Rights”	Section 2.08
“Company Permits”	Section 2.09(b)
“Company Stock Option Plans”	Section 2.02(b)
“Company Stockholder Matters”	Section 5.02(a)
“Company Stockholders”	Exhibit A
“Company Stockholder Written Consent”	Section 5.02(a)
“Company Superior Offer”	Exhibit A
“Company Vote Deadline”	Section 5.02(a)
“Company Voting Agreements”	Recitals

“Confidentiality Agreement”	Section 5.04
“Continuing Employees”	Section 5.18
“Consent”	Exhibit A
“Contract”	Exhibit A
“Copyrights”	Exhibit A
“Deferred Purchase Price”	Exhibit A
“DGCL”	Section 1.01
“D&O Indemnified Party”	Section 5.06(a)
“Dissenting Shares”	Section 1.07
“Effect”	Exhibit A
“Effective Time”	Section 1.02
“Employee Benefit Plan”	Exhibit A
“Encumbrance”	Exhibit A
“End Date”	Exhibit A
“Entity”	Exhibit A
“ERISA Affiliate”	Exhibit A
“ERISA”	Exhibit A
“Exchange Act”	Section 2.03(d)
“Exchange Agent”	Section 1.08(a)
“Exchange Ratio”	Exhibit A
“Excluded Contracts”	Exhibit A
“Foreign Antitrust Laws”	Section 2.03(d)
“GAAP”	Section 2.05(a)
“Governmental Body”	Exhibit A
“Hazardous Material Activities”	Section 2.14(b)
“Hazardous Material”	Section 2.14(a)
“HSR Act”	Exhibit A
“Indebtedness”	Exhibit A
“IP Rights”	Exhibit A
“knowledge of Company”	Section 8.15(g)
“knowledge of Parent”	Section 8.15(g)
“Legal Proceeding”	Exhibit A
“Legal Requirements”	Exhibit A
“Liability”	Section 2.05(d)
“Lock-up Agreements”	Recitals
“Lock-up Agreement Signatories”	Exhibit A
“Merger”	Recitals
“Merger Consideration”	Section 1.06(a)
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Exhibit A
“Milestones”	Section 5.11(a)
“Nasdaq”	Exhibit A
“Nasdaq Listing Application”	Section 5.23
“Offering”	Section 6.02(g)(ii)
“Other Filings”	Section 5.01(a)
“Order”	Exhibit A

“Parent”	Preamble
“Parent Asset Purchase Agreement”	Section 5.26
“Parent Board Recommendation”	Section 5.03(b)
“Parent Capital Stock”	Exhibit A
“Parent Change in Recommendation”	Section 5.03(c)
“Parent Charter Amendment”	Section 3.03(a)
“Parent Common Stock”	Section 1.06(a)
“Parent Contract”	Section 3.16(b)
“Parent Disclosure Schedule”	Exhibit A
“Parent Employee Plans”	Section 3.12(a)
“Parent Environmental Permits”	Section 3.14(c)
“Parent Financials”	Section 3.05(f)
“Parent Fundamental Representations”	Exhibit A
“Parent Insurance Policies”	Section 3.17(a)
“Parent IP Rights”	Exhibit A
“Parent Legacy Business Disposition”	Section 5.26
“Parent Legacy Business Valuation”	Section 5.26
“Parent Lookback Date”	Section 3.05(a)
“Parent Material Adverse Effect”	Exhibit A
“Parent Option”	Section 3.02(b)
“Parent Owned IP Rights”	Section 3.08
“Parent Permits”	Section 3.09(b)
“Parent Preferred Stock”	Section 3.02(a)
“Parent SEC Documents”	Section 3.05(a)
“Parent Series H-4 Preferred Stock”	Exhibit A
“Parent Stock Option Plan”	Exhibit A
“Parent Stockholder Approval Matters”	Section 5.03(a)
“Parent Stockholder Approval”	Section 3.03(a)
“Parent Superior Offer”	Exhibit A
“Parent Transactions”	Exhibit A
“Parent Voting Agreements”	Recitals
“Parent Unaudited Interim Balance Sheet”	Exhibit A
“Parent Warrant”	Exhibit A
“Party” or “Parties”	Preamble
“Patent Rights”	Exhibit A
“Permitted Encumbrances”	Exhibit A
“Person”	Exhibit A
“Personal Data”	Exhibit A
“Post-Closing Plans”	Section 5.18
“Pre-Closing Period”	Section 4.01
“Pre-Merger Company Stockholders”	Exhibit A
“Proxy Statement/Prospectus”	Section 5.01(a)
“Representatives”	Exhibit A
“Required Company Stockholder Vote”	Section 2.03(a)
“Reverse Split”	Section 5.21
“S-4 Registration Statement”	Section 5.01(a)

“SEC”	Section 2.03(d)
“SEC Documents”	Exhibit A
“SEC Website”	Section 3.05(a)
“Securities Act”	Section 3.05(a)
“Stockholder Notice”	Section 5.02(e)
“Subsidiary”	Exhibit A
“Surviving Corporation”	Section 1.01
“Tax” and “Taxes”	Exhibit A
“Tax Return”	Exhibit A
“Termination Fee”	Section 7.03(b)
“Trade Secrets”	Exhibit A
“Trademark Rights”	Exhibit A
“Transaction Costs”	Exhibit A
“Voting Agreements”	Recitals
“Voting Agreement Signatories”	Exhibit A